Exhibit 99.2

United States Steel Corporation

Public Affairs

600 Grant Street

Pittsburgh, PA 15219-2800

News

Contact:	Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION ANNOUNCES
EXECUTIVE MANAGEMENT APPOINTMENTS

PITTSBURGH, June 10, 2013 – United States Steel Corporation President and Chief Operating Officer Mario Longhi today announced a series of executive management appointments. The appointments are effective July 1 and involve individuals who will report directly to Longhi, unless otherwise noted.

As announced earlier today, Michael S. Williams, who currently serves as senior vice president – North American flat-rolled operations, has been named senior vice president – strategic planning and business development, assuming these responsibilities from David H. Lohr, who plans to retire later this year.

Reporting directly to Williams will be Michael J. Hatcher, who has been named vice president – business development and real estate. Hatcher currently serves as vice president – raw materials, procurement and real estate.

Douglas R. Matthews will succeed Williams in the role of senior vice president – North American flat-rolled operations, and David L. Britten, who currently serves as vice president – tubular technology and business development, will assume the role of senior vice president – Tubular operations, succeeding Matthews.

George F. Babcoke will return to the Slovak Republic to serve as senior vice president – European operations and global safety, and president of U. S. Steel Košice.

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David J. Rintoul, who is currently vice president – European operations and president of U. S. Steel Košice, will relocate to the United States to fill the newly created position of vice president – innovation and continuous improvement. Anthony R. Bridge will retain his current role as vice president – engineering and research and development.

In addition, the company announced the appointment of Christine S. Breves to the role of vice president and chief procurement officer, reporting to Larry T. Brockway, senior vice president and chief risk officer. She joins U. S. Steel following her retirement from Alcoa Inc. in January 2013. Breves has more than 30 years experience in leading procurement and global sourcing strategies for large industrial firms in the mining and metals sector. An additional news release later today will provide more details about this appointment and Breves’ background.

Commenting on the changes, Longhi said, "I am pleased to announce these important executive management appointments, all of which further leverage the deep expertise and leadership capability of each of these seasoned executives. These changes will accelerate our business performance improvement plans while maintaining a strong focus on our customers and a commitment to our core values."

Williams, 52, will assume executive oversight of U. S. Steel’s strategic planning and business development functions as well as global marketing and the company’s real estate division. He has 13 years of service with U. S. Steel during two separate tenures, most recently rejoining the company in 2006. Williams was also appointed to the board of directors of the American Iron and Steel Institute in May.

Hatcher, 56, will manage U. S. Steel’s business development activities and continue to oversee USS Real Estate, the company’s real estate division. Hatcher’s 32-year career includes tenures at Marathon Oil, which was acquired by U. S. Steel in 1982 and became part of the former USX Corporation.

Matthews, 48, will oversee all flat-rolled operations, sales, marketing, customer service and supply chain functions across U. S. Steel’s North American facilities. He has spent his entire 23-year career with the company.

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Britten, 52, will have executive responsibility for U. S. Steel Tubular Products, including operations and sales, energy services, tubular technology development efforts and other tubular business development activities. He joined U. S. Steel in 2011 as vice president – tubular technology & business development.

Babcoke, 56, will continue to have executive responsibility for U. S. Steel Košice in the Slovak Republic as well as global oversight of safety and industrial hygiene for the company. Babcoke has been with U. S. Steel for 37 years.

Rintoul, 56, will fill the newly created post of vice president – innovation and continuous improvement. In this role, which will be based in Pittsburgh, he will be responsible for leading the company's worldwide continuous improvement efforts as well as fostering greater levels of innovation companywide. Rintoul joined U. S. Steel in 2007 after spending nearly 30 years advancing through increasingly responsible roles at several different steel companies.

Bridge, 59, will continue to serve as vice president – engineering and research and development now reporting directly to Mario Longhi. Bridge joined U. S. Steel in 1998 after working a combined 22 years for two other steel companies.

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For more information about U. S. Steel, visit www.ussteel.com.